EXHIBIT 99.1

Laredo Oil, Inc. Names New Board Members

Austin, Texas, March 2, 2011 - Laredo Oil, Inc. ("Laredo Oil") (OTCBB: LRDC), an exploration and production company specializing in Enhanced Oil Recovery techniques today announced that it has added three new members to its Board of Directors and plans to soon add an additional member bringing the number of Board members to five.

“We are pleased to welcome these new additions to our Board of Directors,” said Mark See, President and CEO of Laredo Oil, Inc. “I have deep admiration and respect for each of the new members and it is a privilege to serve on the Laredo Oil’s Board with these extremely talented individuals.”

Laredo Oil’s new Board Members are:

Don Beckham – Independent Oilman for over 25 years
A highly-respected petroleum engineer and manager who has owned and operated numerous oil fields in the Gulf Coast Region.

Clayton Van Levy - Principal of Houston Merchant Energy Partners
A seasoned energy merchant banker who, throughout his career with various investment firms, was involved in creating institutional investor relationships and participated in nearly $30 billion of public offerings, private placements, mergers & acquisitions.

Bradley Sparks – CFO and Treasurer of Laredo Oil, Inc.
Former VP Treasurer and VP Controller of  MCI and West Point graduate with experience leading start-up technology companies in a variety of C-level financial and executive positions.  Mr. Sparks has been CFO or CEO of six publicly traded companies and has led two IPO’s.

Mark See will continue to serve as the Chairman of the Board.

ABOUT LAREDO OIL, INC.

Laredo Oil, Inc. (www.laredo-oil.com) is an exploration and production company specializing in Enhanced Oil Recovery techniques targeting mature and declining oil fields. Laredo Oil plans to acquire targeted oil fields and use its unique UGD™ model to profitably recover stranded oil reserves previously thought to be incapable of economic recovery.  Our common stock is listed on the OTC Bulletin Board under the symbol, "LRDC".

This press release and the statements made by Laredo Oil, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements describe the Company's future plans, projections, strategies and expectations, and may be identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" or words of similar meaning.  These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements.  These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in Laredo Oil, Inc. SEC reports and filings, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Contact:

Bradley E. Sparks

Chief Financial Officer

Laredo Oil, Inc.

(512) 961-3801

info@laredo-oil.com